Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No.333-211371) of Oaktree Capital Group, LLC of our report dated February 28, 2020 with respect to the consolidated financial statements of Oaktree Capital Group, LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Los Angeles, California
February 28, 2020